EXHIBIT 99

                               WESTWOOD ONE, INC.
                                  PRESS RELEASE

                                                          FOR IMMEDIATE RELEASE
                                                          CONTACT: Andrew Zaref
                                                          (212) 373-5311


              WESTWOOD ONE, INC. REPORTS OPERATING RESULTS FOR THE
              ----------------------------------------------------
                        FULL-YEAR AND FOURTH QUARTER 2004
                        ---------------------------------

                    REVENUES UP 4.3% TO RECORD $562 MILLION

     New York, NY -- February 25, 2005 - Westwood One, Inc. (NYSE: WON) recorded full-year 2004 net revenues of $562.2 million compared with $539.2 million in 2003, an increase of 4.3%. The increase in revenues is primarily attributable to higher demand for products and services, coupled with non-comparable revenues associated with the Company's exclusive 2004 Summer Olympic broadcast. For the full year 2004, the Company benefited from a 5.5% and 2.9% increase in net revenues derived from local/regional and national commercial advertisements, respectively. For the fourth quarter 2004, net revenues rose to $151.6 million, compared with $146.1 million in 2003's fourth quarter, reflecting higher revenues from local/regional clients partially offset by a decline in revenues from national sources.

     Full year operating income was $165.6 million in 2004 versus $170.0 million in 2003. The decrease in operating income was primarily attributable to costs associated with incremental amortization expenses attributed to warrants issued with regard to our Management Agreement, costs associated with our exclusive broadcast of the 2004 Summer Olympic games, increased programming and distribution costs, and higher corporate governance related expenses. In addition, the year ended December 31, 2003 benefited from proceeds of $3.2 million from an insurance settlement related to claims attributable to the September 11, 2001 terrorist attacks which offset reported operating expenses.

     Operating income for the fourth quarter of 2004 was $51.1 million compared with $52.4 million in 2003's fourth quarter reflecting incremental amortization expenses, increased programming and distribution costs, unusual and infrequent severance costs, and increased professional fees and governance costs. The quarter ended December 31, 2003 benefited from proceeds of $.7 million from the aforementioned insurance settlement.


     Shane Coppola, President and Chief Executive Officer of Westwood One said, "We delivered solid financial results in a difficult operating environment in 2004. Moreover, we continued to make investments in our products and services that well position the Company for growth in 2005 and beyond. The initial return on these investments was evidenced by the strong fourth quarter growth delivered by our local/regional businesses which account for approximately 55% of the Company's revenues. Furthermore, we continue to create compelling content for existing and emerging distribution channels expanding our audience reach for advertisers."

     Net income for the full year 2004 was $95.5 million ($.98 per basic share and $.97 per diluted share) compared with $100.0 million ($.99 per basic share and $.97 per diluted share) in 2003. Net income for the fourth quarter of 2004 was $29.6 million ($.31 per basic and diluted share) compared with $31.1 million ($.31 per basic and diluted share) in the same 2003 period.

     Capital expenditures for 2004 were approximately $5.9 million, compared with $4.4 million in 2003. For the fourth quarter of 2004, capital expenditures were $.9 million, compared with $1.1 million in the comparable 2003 period.

     Weighted average fully diluted shares outstanding, for the year and fourth quarter of 2004 decreased approximately 5% and 6%, respectively, due principally to the Company's stock repurchase program. The Company repurchased approximately
8.5 million shares of the Company's Common Stock for approximately $217 million in 2004.

     Non-GAAP(1) free cash flow for the full year 2004 was $108.1 ($1.10 per diluted share) million compared with $107.2 ($1.03 per diluted share) million in 2003. Non-GAAP free cash flow for the fourth quarter was $34.1 million compared with $32.9 million in the same 2003 period. On a Non-GAAP per diluted share basis free cash flow per share for 2004 increased to $.36 from $.32, or 12.5%.

     Andrew Zaref, Chief Financial Officer of Westwood One said, "Our capital structure is well positioned for us to accomplish our business objectives. We continue to generate significant cash flow and have used our resources to repurchase common stock."

2005 Outlook

     Westwood One expects to deliver revenue growth of low-to-mid single digits, resulting in mid single digit growth in operating income before depreciation and amortization and before considering the impact of the non cash compensation charges which will result from the required adoption of the new accounting standards surrounding equity based compensation.

About Westwood One

     Westwood One provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. Westwood One, Inc. is managed by Infinity Broadcasting Corporation, a wholly-owned subsidiary of Viacom Inc.

     Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and

--------------------
(1) All Non-GAAP amounts have been adjusted from comparable GAAP measures. A description of all adjustments and reconciliations to comparable GAAP measures for all periods presented are included within this communication.

other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. and in other countries in which Westwood One, Inc. currently does business (both general and relative to the advertising and entertainment industries); fluctuations in interest rates; changes in industry conditions; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; changes in tax rates; changes in capital expenditure requirements and access to capital markets. Other key risks are described in the Company's reports filed with the U.S. Securities and Exchange Commission. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

WESTWOOD ONE, INC.
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
-----------------------------------------------------------------


     The following tables set forth the Company's Operating Income before Depreciation and Amortization for the three month period and year ended December 31, 2004 and 2003. The Company defines "Operating Income before Depreciation and Amortization" as net income adjusted to exclude the following line items presented in its Statement of Operations: Income taxes; Other (Income); Interest expense; and Depreciation and Amortization. While this non-Generally Accepted Accounting Principles ("GAAP") measure has been relabeled to more accurately describe in the title the method of calculation of the measure, the actual method of calculating the measure now labeled Operating Income before Depreciation and Amortization is unchanged from the method previously used to calculate the measure formerly labeled EBITDA or Operating Cash Flow in prior disclosures.

     The Company uses Operating Income before Depreciation and Amortization, among other things, to evaluate the Company's operating performance, to value prospective acquisitions, to determine compliance with debt covenants and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, helps improve their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

     Since Operating Income before Depreciation and Amortization is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. Operating Income before Depreciation and Amortization, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company's ability to fund its cash needs. As Operating Income before Depreciation and Amortization excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the Securities and Exchange Commission ("SEC"), the Company provides below a reconciliation of Operating Income before Depreciation and Amortization to net income the most directly comparable amount reported under GAAP.

WESTWOOD ONE, INC.
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
-----------------------------------------------------------------
(In millions)

                                           Three Months Ended Dec. 31,        Year Ended  Dec. 31,
                                                 2004         2003           2004              2003
                                                 ----         ----           ----              ----
Operating income before depreciation
  and amortization                              $ 56.5       $ 55.2        $ 184.0          $ 181.5
     Depreciation and amortization                 5.4          2.9           18.4             11.5
                                                ------       ------        -------          -------
Operating Income                                  51.1         52.3          165.6            170.0
     Interest Expense and Other                    2.5          2.6           11.0             10.1
                                                ------       ------        -------          -------
Income before income taxes                        48.6         49.7          154.6            159.9
     Income Taxes                                 19.0         18.6           59.1             59.9
                                                ------       ------        -------          -------
Net income                                      $ 29.6       $ 31.1        $  95.5          $ 100.0
                                                ======       ======        =======          =======


     Free cash flow is defined by the Company as net income plus depreciation and amortization less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, repurchase its Common Stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company's ability to generate long term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per fully diluted weighted average shres outstanding is defined by the Company as free cash flow divided by the fully diluted weighted average shares outstanding.

     As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. In arriving at free cash flow, the Company adjusts operating cash flow to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, deferred taxes and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

WESTWOOD ONE, INC.
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
-----------------------------------------------------------------
(In millions except per share amount)

The following table presents a reconciliation of the Company's net cash flow provided by operating activities to free cash flow:



                                                         Three Months Ended           Year Ended
                                                              Dec. 31,                 Dec. 31,
                                                         ------------------           ----------

                                                          2004         2003       2004         2003
                                                          ----         ----       ----         ----

Net Cash Provided by Operating Activities                 $19.7       $13.3      $127.9       $107.9
Plus (Minus)
Changes in Assets and Liabilities
    Accounts Receivable                                    18.0        11.5         6.3          4.1
    Prepaid & Other Assets                                  1.9         2.9        (1.1)         1.2
    Deferred Revenue                                       (2.4)       (0.4)       (2.0)         0.5
    Income Taxes Payable                                   (9.3)       (1.4)      (17.3)        (2.8)
    Accounts Payable and Accrued and Other Liabilities      4.5        12.0         3.5          8.3
    Amounts Payable to Related Parties                      2.5        (1.5)       (1.6)        (1.6)
Adjustments to Reconcile Net Income to Net Cash
   Provided by operating activities:
    Deferred Taxes                                          0.6        (2.3)       (0.6)        (5.3)
    Non-cash Stock Compensation                            (0.4)        -          (0.4)         -
    Amortization of Deferred Financing Costs               (0.1)       (0.1)       (0.7)        (0.6)
Capital Expenditures                                       (0.9)       (1.1)       (5.9)        (4.4)
                                                          -----       -----      ------       ------
Free Cash Flow                                            $34.1       $32.9      $108.1       $107.2
                                                          =====       =====      ======       ======

Fully Diluted Weighted Average Shares Outstanding        95,732     101,806      98,454      103,625
                                                         ======     =======      ======      =======
Free Cash Flow per Fully Diluted Weighted
  Average Shares Outstanding                               $.36        $.32       $1.10        $1.03
                                                           ====        ====       =====        =====


                               WESTWOOD ONE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                           Three Months Ended               Twelve Months Ended
                                                               December 31,                     December 31,
                                                            2004            2003            2004            2003
                                                            ----            ----            ----            ----

NET REVENUES                                              $ 151,632       $ 146,076       $ 562,246      $ 539,226
                                                          ---------       ---------       ---------      ---------
Operating Costs                                              92,215          88,752         369,634        350,582
Depreciation and Amortization                                 5,355           2,884          18,429         11,513
Corporate General and Administrative Expenses                 2,954           2,080           8,606          7,106
                                                          ---------      ----------       ---------      ---------
                                                            100,524          93,716         396,669        369,201
                                                          ---------      ----------       ---------      ---------
OPERATING INCOME                                             51,108          52,360         165,577        170,025
Interest Expense                                              3,383           2,639          11,911         10,132
Other (Income) Expense                                         (834)             (8)           (948)           (52)
                                                          ---------      ----------       ---------      ---------

INCOME BEFORE INCOME TAXES                                   48,559          49,729         154,614        159,945
INCOME TAXES                                                 18,958          18,650          59,124         59,906
                                                          ---------      ----------       ---------      ---------

NET INCOME                                                 $ 29,601        $ 31,079        $ 95,490      $ 100,039
                                                          =========      ==========       =========      =========
EARNINGS PER SHARE:
   BASIC                                                     $ 0.31          $ 0.31          $ 0.98         $ 0.99
                                                          =========      ==========       =========      =========
   DILUTED                                                   $ 0.31          $ 0.31          $ 0.97         $ 0.97
                                                          =========      ==========       =========      =========
WEIGHTED AVERAGE SHARES OUTSTANDING:
   BASIC                                                     95,063          99,563          97,117        101,243
                                                          =========      ==========       =========      =========
   DILUTED                                                   95,732         101,806          98,454        103,625
                                                          =========      ==========       =========      =========


                               WESTWOOD ONE, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                      December 31,         December 31,
                                                                          2004                 2003
                                                                          ----                 ----

            ASSETS
            ------

CURRENT ASSETS:
  Cash and cash equivalents                                            $ 10,932              $ 8,665
  Accounts receivable, net of allowance for doubtful accounts
     of $2,566 (2004) and $4,334 (2003)                                 142,014              135,720
  Prepaid and other assets                                               21,400               21,110
                                                                       ---------             -------
             Total Current Assets                                       174,346              165,495

PROPERTY AND EQUIPMENT, NET                                              47,397               50,562
GOODWILL                                                                981,969              990,472
INTANGIBLE ASSETS, NET                                                    6,176                7,626
OTHER ASSETS                                                             36,391               47,879
                                                                       --------          -----------
               TOTAL ASSETS                                         $ 1,246,279          $ 1,262,034
                                                                    ===========          ===========
           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                       13,135               13,136
  Amounts payable to related parties                                     20,274               18,680
  Deferred revenue                                                       14,258               12,215
  Income taxes payable                                                    5,211                3,760
  Accrued expenses and other liabilities                                 28,463               32,082
                                                                    -----------          -----------
             Total Current Liabilities                                   81,341               79,873
LONG-TERM DEBT                                                          359,439              300,366
DEFERRED INCOME TAXES                                                    12,541               36,902
OTHER LIABILITIES                                                         8,465                8,943
                                                                    -----------          -----------
               TOTAL LIABILITIES                                        461,786              426,084
                                                                    -----------          -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Preferred stock: authorized 10,000 shares, none outstanding             -                    -
  Common stock, $.01 par value: authorized,  254,832 shares;
    issued and outstanding, 94,354 (2004) and 99,057 (2003)                 944                  991
  Class B stock, $.01 par value: authorized,  3,000 shares:
    issued and outstanding, 292 (2004) and 704 (2003)                         3                    7
  Additional paid-in capital                                            369,036              517,132
  Accumulated earnings                                                  414,510              319,020
                                                                    -----------          -----------
                                                                        784,493              837,150
  Less treasury stock, at cost;  0 (2004) and 35 (2003) shares            -                   (1,200)
                                                                    -----------          -----------
               TOTAL SHAREHOLDERS' EQUITY                               784,493              835,950
                                                                    -----------          -----------
               TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $ 1,246,279          $ 1,262,034
                                                                    ===========          ===========
